Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR SECOND QUARTER 2026

ATLANTA, GA (July 24, 2026) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $22.1 million, or $0.76 per diluted share, for the second quarter of 2026, compared to $22.3 million, or $0.77 per diluted share, for the first quarter of 2026, and $16.8 million, or $0.65 per diluted share, for the second quarter of 2025. For the six months ended June 30, 2026, the Company reported net income of $44.4 million or $1.53 per diluted share, compared to $33.1 million, or $1.29 per diluted share, for the same period in 2025.

Second Quarter 2026 Highlights:

●	Annualized return on average assets was 1.96% compared to 1.96% for the first quarter of 2026 and 1.87% for the second quarter of 2025.
●	Annualized return on average equity was 17.52%, compared to 18.28% for the first quarter of 2026 and 15.74% for the second quarter of 2025. Adjusted return on average shareholder’s equity[1], which excluded average accumulated other comprehensive income and merger-related expenses, was 17.70% for the second quarter of 2026, compared to 19.36% for the first quarter of 2026, and 16.31% for the second quarter of 2025.
●	Efficiency ratio was 40.08%, compared to 42.16% for the first quarter of 2026 and 37.23% for the second quarter of 2025. Operating efficiency ratio[1] was 39.54%, compared to 38.87% for the first quarter of 2026 and 36.35% for the second quarter of 2025.
●	Net interest margin was 4.11%, compared to 4.08% for the first quarter of 2026 and 3.77% for the second quarter of 2025.

Year-to-Date 2026 Highlights:

●	Return on average assets increased to 2.01% for the six months ended June 30, 2026, compared to 1.86% for the same period in 2025.
●	Return on average equity increased to 17.90% for the six months ended June 30, 2026, compared to 15.71% for the same period in 2025. Adjusted return on average shareholder’s equity[1], which, excluded average accumulated other comprehensive income, was 18.52% for the six months ended June 30, 2026, compared to 16.34% for the same period in 2025.
●	Efficiency ratio increased to 41.13% for the six months ended June 30, 2026, compared to 37.76% for the same period in 2025.
●	Net interest margin increased by 38 basis points to 4.10% for the six months ended June 30, 2026, compared to 3.72% for the same period in 2025.

________________________

1 Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

Results of Operations

Net Income

Net income was $22.1 million for the second quarter of 2026, a decrease of $183,000, or 0.8%, from $22.3 million for the first quarter of 2026. This decrease was primarily due to a decrease in Small Business Administration (“SBA”) servicing income of $1.2 million, and an increase in provision for income taxes of $595,000, offset by an increase in gain on sale of SBA loans of $491,000, and a decrease in noninterest expenses of $1.5 million. Net income increased by $5.3 million, or 31.5%, in the second quarter of 2026 compared to net income of $16.8 million for the second quarter of 2025 as a result of the First IC Corporation (“First IC”) acquisition that occurred in fourth quarter of 2025. This increase was primarily due to an increase in interest income of $16.4 million, offset by an increase in interest expense of $4.5 million, an increase in noninterest expenses of $5.8 million, and an increase in income tax expense of $1.7 million.

Net income was $44.4 million for the six months ended June 30, 2026, an increase of $ 11.3 million, or 34.2%, from $33.1 million for the six months ended June 30, 2025. This increase was a result of the First IC acquisition that occurred in the fourth quarter of 2025, due  to an increase in net interest income of $25.8 million and an increase in noninterest income of $1.0 million, offset by an increase in noninterest expense of $13.5 million, and an increase in income tax expense of $3.8 million.

Net Interest Income and Net Interest Margin

Interest income totaled $70.4 million for the second quarter of 2026, down $585,000, or 0.8%, from the previous quarter, primarily due to a $42.5 million decrease in average gross loans and an $80.5 million decrease in total average investments. Compared with the second quarter of 2025, interest income increased by $16.4 million, or 30.3%, primarily due to an $847.8 million increase in the average balance of gross loans, a $30.1 million increase in the average balance of investments, and a 26-basis-point increase in loan yield.

Interest expense totaled $26.4 million for the second quarter of 2026, a decrease of $139,000, or 0.5%, from the previous quarter, primarily due to a $125.7 million decrease in average interest-bearing deposits and a $26.2 million decrease in average borrowings, offset by an 11-basis-point increase in interest-bearing deposit costs. As compared to the second quarter of 2025, interest expense for the second quarter of 2026 increased by $4.5 million, or 20.5%, primarily due to a $578.3 million increase in average interest-bearing deposits balances and offset by a $16.0 million decrease in average borrowing balances and a three-basis point decrease in interest-bearing deposit costs. The Company currently has interest rate derivative agreements totaling $750.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (3.63% as of June 30, 2026). The weighted average pay rate for these interest rate derivatives is 3.12%. During the second quarter of 2026, we recorded a credit to interest expense of $1.5 million from the benefit received on these interest rate derivatives compared to a benefit of $2.9 million and $4.2 million recorded during the first quarter of 2026 and the second quarter of 2025, respectively.

The net interest margin for the second quarter of 2026 was 4.11% compared to 4.08% for the previous quarter, an increase of three basis points. The yield on average interest-earning assets for the second quarter of 2026 increased by six basis points to 6.57% from 6.51% for the previous quarter. This was partially offset by the cost of average interest-bearing liabilities for the second quarter of 2026 increasing by 11-basis-points to 3.36% from 3.25% for the previous quarter. Average earning assets decreased by $123.1 million from the previous quarter, due to a decrease in average loan balances of $42.5 million, and a decrease of $80.5 million in average total investments. Average interest-bearing liabilities decreased by $151.9 million from the previous quarter as average interest-bearing deposits decreased by $125.7 million and average borrowings decreased by  $26.2 million.

As compared to the same period in 2025, the net interest margin for the second quarter of 2026 increased by 34 basis points to 4.11% from 3.77%, primarily due to a 23-basis-point increase in the yield on average interest-earning assets of $4.30 billion and a three-basis-point decrease in the cost of average interest-bearing liabilities of $3.15 billion. Average earning assets for the second quarter of 2026 increased by $877.9 million from the second quarter of 2025, due to a $30.1 million increase in average total investments and a $847.8 million increase in average loans. Average interest-bearing liabilities for the second quarter of 2026 increased by $562.2 million from the second quarter of 2025, driven by the increase in average interest-bearing deposits of $578.3 million, offset by a $16.0 million decrease in average borrowings.

Noninterest Income

Noninterest income for second quarter of 2026 was $5.8 million, a decrease of $602,000, or 9.5%, from the first quarter of 2026, primarily due to lower servicing income from our SBA and residential mortgage loans and other service charges, commission and fees, offset by higher gains on sale from our SBA loans and increases in service charges on deposits accounts.  SBA loan sales totaled $27.1 million (sales premium of 8.21%) during the second quarter of 2026 compared to $19.7 million (sales premium of 7.68%) during the first quarter of 2026. Mortgage loan originations totaled $75.4 million during the second quarter of 2026 compared to $101.9 million during the first quarter of 2026. There were no mortgage loan sales during the second quarter of 2026 or the first quarter of 2026.  During the second quarter of 2026, the fair value of our SBA servicing asset decreased by $86,000 compared to an increase in fair value of $666,000 during the first quarter of 2026. We also recorded no fair value impairment change on our mortgage servicing asset during the second quarter of 2026 or the first quarter of 2026.

Compared to the second quarter of 2025, noninterest income for the second quarter of 2026 increased by $22,000, or 0.4%, primarily due to higher gains on sale and servicing income from our SBA loans and service charges on deposits accounts, offset by decreases in gains on sale and servicing income from our residential mortgage loans.

Noninterest income for the six months ended June 30, 2026 totaled $12.1 million, an increase of $923,000, or 8.2%, from the six months ended June 30, 2025, primarily due to higher gains on sale and servicing income on SBA loans and service charges on deposits accounts, offset by decreases in gain on sale and servicing income on residential mortgage loans and other service charges.

Noninterest Expense

Noninterest expense for the second quarter of 2026 totaled $20.0 million, a decrease of $1.5 million, or 6.9%, from $21.4 million for the first quarter of 2026. This decrease was primarily attributable to decreases in merger-related expenses, salaries and employee benefits, occupancy and equipment and data processing, partially offset by an increase in other expenses.

Compared to the second quarter of 2025, noninterest expense during the second quarter of 2026 increased by $5.8 million, or 41.4%, primarily due to higher salaries and employee benefits, occupancy and equipment expense, data processing expense, security expense, loan expense, core deposit amortization expense, and merger-related expenses from the First IC acquisition that occurred in fourth quarter of 2025.

Noninterest expense for the six months ended June 30, 2026 totaled $41.4 million, an increase of $13.5 million, or 48.3%, from $27.9 million for the six months ended June 30, 2025. This increase was primarily attributable to increases in salaries and employee benefits partially due to higher commissions, employee insurance, and stock-based compensation, as well as higher expenses related to merger-related expenses, depreciation, occupancy, data processing, security, loans, and professional services.

The Company’s efficiency ratio was 40.08% for the second quarter of 2026 compared to 42.16% and 37.23% for the first quarter of 2026 and the second quarter of 2025, respectively.

Income Tax Expense

The Company’s effective tax rate for the second quarter of 2026 was 27.7%, compared to 26.2% for the first quarter of 2026 and 28.9% for the second quarter of 2025.

Balance Sheet

Total assets were $4.52 billion at June 30, 2026, a decrease of $168.4 million, or 3.6%, from $4.69 billion at March 31, 2026, and an increase of $904.3 million or 25.0%, from $3.62 billion at June 30, 2025. The $168.4 million decrease in total assets at June 30, 2026 compared to March 31, 2026 was primarily due to decreases of $120.9 million in cash and cash equivalents, $43.4 million in gross loans, and $2.4 million in Federal Home Loan Bank stock. The $904.3 million increase in total assets at June 30, 2026 compared to June 30, 2025 was primarily due to the First IC acquisition that occurred in fourth quarter of 2025, with increases in gross loans of $831.1 million, goodwill and core deposit intangible of $68.0 million, securities of $11.2 million, operating lease right-of-use asset of $5.9 million, servicing asset of $4.4 million, and premises and equipment of $11.8 million partially offset by decreases in cash and cash equivalents of $19.3 million and interest rate derivatives of $7.9 million.

Investment Securities

Our investment securities portfolio made up only 0.99% of our total assets at June 30, 2026, compared to 0.96% and 0.93% at March 31, 2026 and June 30, 2025, respectively.

Loans

Loans held for investment were $3.96 billion at June 30, 2026, a decrease of $44.8 million, or 1.1%, compared to $4.00 billion at March 31, 2026, and an increase of $834.8 million, or 26.7%, compared to $3.1 billion at June 30, 2025. The decrease in loans at June 30, 2026 compared to March 31, 2026 was due to a $29.2 million decrease in commercial real estate loans, a $6.9 million decrease in commercial and industrial loans, and a $27.3 million decrease in residential real estate, offset by a $16.9 million increase in construction and development loans.  Loans classified as held for sale totaled $1.4 million, $0, and $5.0 million at June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Deposits

Deposits were $3.49 billion at June 30, 2026, a decrease of $137.3 million, or 3.8% compared to total deposits of $3.63 billion at March 31, 2026, and an increase of $799.9 million, or 29.7%, compared to total deposits of $2.69 billion at June 30, 2025. The decrease in total deposits at June 30, 2026 compared to March 31, 2026 was due to a $38.5 million decrease in time deposits, a $377,000 decrease in savings accounts, $105.2 million decrease in money market accounts and a $16.2 million decrease in noninterest-bearing demand deposits offset by a $23.0 million increase in interest-bearing demand deposits.

Noninterest-bearing deposits were $783.0 million at June 30, 2026, compared to $799.2 million at March 31, 2026 and $548.9 million at June 30, 2025. Noninterest-bearing deposits constituted 22.4% of total deposits at June 30, 2026, compared to 22.0% at March 31, 2026 and 20.4% at June 30, 2025. Interest-bearing deposits were $2.71 billion at June 30, 2026, compared to $2.83 billion at March 31, 2026 and $2.14 billion at June 30, 2025. Interest-bearing deposits constituted 77.6% of total deposits at June 30, 2026, compared to 78.0% at March 31, 2026 and 79.6% at June 30, 2025.

Uninsured deposits were 33.1% of total deposits at June 30, 2026, compared to 31.9% and 25.1% at March 31, 2026 and June 30, 2025, respectively. As of June 30, 2026, we had $1.72 billion available borrowing capacity at the Federal Home Loan Bank ($1.02 billion), Federal Reserve Discount Window ($634.0 million), and various other financial institutions (fed fund lines totaling $67.5 million).

Asset Quality

The Company recorded a recovery for credit losses of $792,000 during the second quarter of 2026, compared to a recovery for credit losses of $813,000 during the first quarter of 2026 and a provision for credit losses of $129,000 during the second quarter of 2025. The recovery for credit loss was recorded during the second quarter of 2026 was primarily due to the decrease in reserves mainly due to decreases in loan balances and reserves on individually analyzed loans. Annualized net recovery to average loans for the second quarter of 2026 was 0.01%, compared to net charge-off of 0.03% for the first quarter of 2026 and 0.01% for the second quarter of 2025.

Nonperforming assets totaled $18.7 million, or 0.41% of total assets, at June 30, 2026, an increase of $747,000, from $18.0 million, of 0.38% of total assets, at March 31, 2026, and an increase of $3.5 million from $15.2 million, or 0.42% of total assets, at June 30, 2025. The increase in nonperforming assets at June 30, 2026 compared to March 31, 2026 was due to a $611,000 increase in nonaccrual loans and a $153,000 increase in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.65% at June 30, 2026, compared to 0.66% at March 31, 2026 and 0.60% at June 30, 2025. Allowance for credit losses as a percentage of nonperforming loans was 148.08% at June 30, 2026, compared to 158.70% and 129.76% at March 31, 2026 and June 30, 2025, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 27 full-service branch locations and two loan production offices in Alabama, California, Florida, Georgia, New York, New Jersey, Texas, and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, changes in interest rates, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from negative media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the recent merger of First IC with the Company (the “Merger”), including the risk that the cost savings and any revenue synergies may not be realized or take longer than anticipated to be realized as well as disruption with customers, suppliers, employee or other business partners relationships; the risk of successful integration of First IC’s business into the Company; the reaction of each of the Company’s and First IC’s customers, suppliers, employees or other business partners to the Merger; the risk that the integration of First IC’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected; the timing and achievement of expected cost reductions following the Merger; the timing and achievement of the recovery of the reduction of tangible book value resulting from the Merger; general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions, as well as fintech companies and other non-bank financial service providers offering digital, automated or alternative financial products and services; the impact of a failure in, or breach of, the Company’s operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company’s customers; the effects of war or other conflicts, including the ongoing conflicts in the Middle East; major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise and, separately, the recent shutdown of the U.S. federal government); and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs, those related to credit card interest rates, and legislative, regulatory or supervisory actions related to so‑called “de‑banking,” including any new prohibitions, requirements or enforcement priorities that could affect customer relationships, compliance obligations, or operational practices. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan
President and Interim Chief Financial Officer
770-455-4978
faridtan@metrocitybank.bank

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The measures entitled adjusted return on average shareholder’s equity and tangible book value per share are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are return on average shareholder’s equity and book value per share, respectively. Adjusted return on average shareholder’s equity excludes average accumulated other comprehensive income and merger-related expenses. Tangible book value per share excludes goodwill and core deposit intangibles.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to GAAP. The computations of adjusted return on average shareholder’s equity and tangible book value per share and the reconciliation of these measures to return on average shareholder’s equity and book value per share are set forth in the table below.

METROCITY BANKSHARES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	As of or For the Three Months Ended					As of or For the Six Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Return on average shareholder's equity reconciliation
Average shareholder’s equity (GAAP)	$506,657	$494,937	$470,299	$436,619	$428,644	$500,829	$425,181
Less: average accumulated other comprehensive income	(649)	(1,679)	(3,593)	(5,552)	(8,737)	(1,162)	(10,901)
Adjusted average shareholder’s equity (non-GAAP)	$506,008	$493,258	$466,706	$431,067	$419,907	$499,667	$414,280

Net income (GAAP)	$22,131	$22,314	$18,139	$17,270	$16,826	$44,445	$33,123
Add: First IC-merger related expenses (net of tax effect)	195	1,238	2,831	222	246	1,433	440
Adjusted net income (non-GAAP)	$22,326	$23,552	$20,970	$17,492	$17,072	$45,878	$33,563

Return on average shareholder’s equity (GAAP)	17.52%	18.28%	15.30%	15.69%	15.74%	17.90%	15.71%
Adjusted return on average shareholder’s equity (non-GAAP)	17.70%	19.36%	17.83%	16.10%	16.31%	18.52%	16.34%

Tangible book value per share reconciliation
Total shareholder's equity (GAAP)	$567,854	$554,156	$544,184	$445,888	$436,100	$567,854	$436,100
Less: goodwill and core deposit intangible	(68,039)	(68,357)	(68,675)	—	—	(68,039)	—
Adjusted total shareholder's equity (non-GAAP)	$499,815	$485,799	$475,509	$445,888	$436,100	$499,815	$436,100

Shares of common stock outstanding	28,781,229	28,660,042	28,817,967	25,537,746	25,537,746	28,781,229	25,537,746

Book value per share (GAAP)	$19.73	$19.34	$18.88	$17.46	$17.08	$19.73	$17.08
Tangible book value per share (non-GAAP)	$17.37	$16.95	$16.50	$17.46	$17.08	$17.37	$17.08

Efficiency Ratio reconciliation
Efficiency ratio (GAAP)	40.08%	42.16%	46.71%	38.65%	37.23%	41.13%	37.76
Impact of First IC-merger related expenses included in noninterest expense	(0.54)	(3.29)	(8.22)	(0.80)	(0.88)	(1.93)	(0.80)
Efficiency ratio-operating (non-GAAP)	39.54%	38.87%	38.49%	37.85%	36.35%	39.20%	36.95

METROCITY BANKSHARES, INC.

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2026	2026	2025	2025	2025	2026	2025
Selected income statement data:
Interest income	$70,405	$70,990	$60,257	$54,003	$54,049	$141,395	$106,568
Interest expense	26,364	26,503	24,332	22,211	21,871	52,867	43,836
Net interest income	44,041	44,487	35,925	31,792	32,178	88,528	62,732
Provision for credit losses	(792)	(813)	(39)	(543)	129	(1,605)	264
Noninterest income	5,755	6,357	7,817	6,178	5,733	12,112	11,189
Noninterest expense	19,957	21,438	20,671	14,674	14,113	41,395	27,912
Income tax expense	8,500	7,905	4,971	6,569	6,843	16,405	12,622
Net income	22,131	22,314	18,139	17,270	16,826	44,445	33,123
Per share data:
Basic income per share	$0.77	$0.78	$0.69	$0.68	$0.66	$1.55	$1.30
Diluted income per share	$0.76	$0.77	$0.68	$0.67	$0.65	$1.53	$1.29
Dividends per share	$0.29	$0.29	$0.25	$0.25	$0.23	$0.58	$0.46
Book value per share (at period end)	$19.73	$19.34	$18.89	$17.46	$17.08	$19.73	$17.08
Tangible book value per share (at period end)(1)	$17.37	$16.95	$16.50	$17.46	$17.08	$17.37	$17.08
Shares of common stock outstanding	28,781,229	28,660,042	28,817,967	25,537,746	25,537,746	28,781,229	25,537,746
Weighted average diluted shares	28,949,200	29,051,061	26,806,181	25,811,422	25,715,206	28,984,717	25,697,183
Performance ratios:
Return on average assets	1.96%	1.96%	1.80%	1.89%	1.87%	2.01%	1.86%
Return on average equity	17.52	18.28	15.45	15.69	15.74	17.90	15.71
Adjusted return on average equity (1)	17.70	19.36	17.83	16.10	16.31	18.52	16.34
Dividend payout ratio	32.55	32.49	35.08	37.23	35.01	32.52	35.56
Yield on total loans	6.75	6.74	6.42	6.37	6.49	6.74	6.44
Yield on average earning assets	6.57	6.51	6.26	6.24	6.34	6.54	6.33
Cost of average interest-bearing liabilities	3.36	3.25	3.36	3.42	3.39	3.45	3.43
Cost of interest-bearing deposits	3.24	3.12	3.22	3.28	3.25	3.34	3.30
Net interest margin	4.11	4.08	3.73	3.68	3.77	4.10	3.72
Efficiency ratio(2)	40.08	42.16	46.71	38.65	37.23	41.13	37.76
Efficiency ratio - operating (1)(2)	39.54	38.87	38.49	37.85	36.35	39.20	36.95
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.01)%	0.03%	(0.00)%	0.03%	0.01%	(0.01)%	0.01%
Nonperforming assets to gross loans held for investment and OREO	0.47	0.45	0.64	0.47	0.49	0.47	0.49
ACL to nonperforming loans	148.08	158.54	107.48	137.66	129.76	148.08	129.76
ACL to loans held for investment	0.65	0.66	0.68	0.60	0.60	0.65	0.60
Balance sheet and capital ratios:
Gross loans held for investment to deposits	114.16%	111.12%	111.84%	110.43%	116.34%	114.16%	116.34%
Noninterest bearing deposits to deposits	22.44	22.04	21.42	20.22	20.41	22.44	20.41
Investment securities to assets	0.99	0.96	1.38	0.94	0.93	0.99	0.93
Common equity to assets	11.23	10.52	9.98	12.29	12.06	11.23	12.06
Leverage ratio	12.11	10.47	10.00	12.21	11.91	12.11	11.91
Common equity tier 1 ratio	18.63	16.52	15.90	19.93	19.91	18.63	19.91
Tier 1 risk-based capital ratio	18.63	16.52	15.90	19.93	19.91	18.63	19.91
Total risk-based capital ratio	19.51	17.44	16.84	20.74	20.78	19.51	20.78
Mortgage and SBA loan data:
Mortgage loans serviced for others	$463,501	$496,552	$702,586	$538,675	$559,112	$463,501	$559,112
Mortgage loan production	75,373	101,948	111,717	168,562	93,156	177,321	184,278
Mortgage loan sales	—	—	197,553	18,248	54,309	—	94,360
SBA/USDA loans serviced for others	682,172	699,028	685,481	460,720	480,867	682,172	480,867
SBA loan production	46,588	20,816	32,575	17,727	29,337	67,404	49,749
SBA loan sales	27,140	19,733	9,792	13,415	20,707	46,873	37,286

(1) Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and for a reconciliation to GAAP.

(2) Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025
ASSETS
Cash and due from banks	$254,368	$373,956	$370,832	$213,941	$273,596
Federal funds sold	12,322	13,645	12,844	13,217	12,415
Cash and cash equivalents	266,690	387,601	383,676	227,158	286,011
Equity securities	18,481	18,564	18,646	18,605	18,481
Securities available for sale (at fair value)	26,183	26,616	47,179	15,365	15,030
Loans held for investment	3,956,319	4,001,114	4,051,397	2,966,859	3,121,534
Allowance for credit losses	(25,818)	(26,700)	(27,843)	(17,940)	(18,748)
Loans less allowance for credit losses	3,930,501	3,974,414	4,023,554	2,948,919	3,102,786
Loans held for sale	1,350	—	9,741	231,259	4,988
Accrued interest receivable	20,115	20,299	20,298	16,912	16,528
Federal Home Loan Bank stock	21,112	23,487	27,565	22,693	22,693
Premises and equipment, net	29,619	29,633	29,879	17,836	17,872
Operating lease right-of-use asset	14,040	14,412	15,193	7,712	8,197
Foreclosed real estate, net	1,300	1,147	208	919	744
SBA servicing asset, net	11,180	11,267	10,601	6,988	6,823
Mortgage servicing asset, net	1,308	1,484	1,660	1,662	1,676
Bank owned life insurance	77,066	76,424	75,786	75,148	74,520
Goodwill	56,048	56,048	56,048	—	—
Core deposit intangible	11,991	12,309	12,627	—	—
Interest rate derivatives	4,791	4,970	6,343	9,435	12,656
Other assets	28,179	29,672	29,396	28,852	26,683
Total assets	$4,519,954	$4,688,347	$4,768,400	$3,629,463	$3,615,688

LIABILITIES
Noninterest-bearing deposits	$782,972	$799,190	$780,828	$544,439	$548,906
Interest-bearing deposits	2,706,385	2,827,484	2,865,173	2,148,645	2,140,587
Total deposits	3,489,357	3,626,674	3,646,001	2,693,084	2,689,493
Federal Home Loan Bank advances	375,000	425,000	510,000	425,000	425,000
Operating lease liability	14,131	14,516	15,306	7,704	8,222
Accrued interest payable	7,537	10,200	10,731	3,567	3,438
Other liabilities	66,075	57,801	42,178	54,220	53,435
Total liabilities	$3,952,100	$4,134,191	$4,224,216	$3,183,575	$3,179,588

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	288	286	1,159	255	255
Additional paid-in capital	136,123	135,531	138,675	51,151	50,212
Retained earnings	431,518	417,750	402,684	390,971	380,046
Accumulated other comprehensive income	(75)	589	1,666	3,511	5,587
Total shareholders' equity	567,854	554,156	544,184	445,888	436,100
Total liabilities and shareholders' equity	$4,519,954	$4,688,347	$4,768,400	$3,629,463	$3,615,688

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025	2026	2025
Interest and dividend income:
Loans, including fees	$67,312	$67,139	$57,335	$50,975	$50,936	$134,451	$101,189
Other investment income	2,972	3,730	2,790	2,884	2,970	6,702	5,096
Federal funds sold	121	121	132	144	143	242	283
Total interest income	70,405	70,990	60,257	54,003	54,049	141,395	106,568

Interest expense:
Deposits	22,140	22,077	19,623	17,799	17,496	44,217	35,473
FHLB advances and other borrowings	4,224	4,426	4,709	4,412	4,375	8,650	8,363
Total interest expense	26,364	26,503	24,332	22,211	21,871	52,867	43,836

Net interest income	44,041	44,487	35,925	31,792	32,178	88,528	62,732

Provision (recovery) for credit losses	(792)	(813)	(39)	(543)	129	(1,605)	264

Net interest income after provision for loan losses	44,833	45,300	35,964	32,335	32,049	90,133	62,468

Noninterest income:
Service charges on deposit accounts	958	848	772	551	505	1,806	1,005
Other service charges, commissions and fees	1,428	1,581	1,748	2,376	1,620	3,009	3,216
Gain on sale of residential mortgage loans	—	—	2,808	166	579	—	978
Mortgage servicing income, net	271	306	504	516	781	577	1,399
Gain on sale of SBA loans	1,536	1,045	463	558	643	2,581	1,301
SBA servicing income, net	728	1,905	800	1,203	642	2,633	1,555
Other income	834	672	722	808	963	1,506	1,735
Total noninterest income	5,755	6,357	7,817	6,178	5,733	12,112	11,189

Noninterest expense:
Salaries and employee benefits	11,344	11,501	10,674	8,953	8,554	22,845	17,047
Occupancy and equipment	2,328	2,434	1,581	1,410	1,380	4,762	2,797
Data Processing	535	682	466	394	329	1,217	674
Advertising	178	223	180	161	149	401	316
Merger-related expenses	270	1,676	3,833	301	333	1,946	595
Other expenses	5,302	4,922	3,937	3,455	3,368	10,224	6,483
Total noninterest expense	19,957	21,438	20,671	14,674	14,113	41,395	27,912

Income before provision for income taxes	30,631	30,219	23,110	23,839	23,669	60,850	45,745
Provision for income taxes	8,500	7,905	4,971	6,569	6,843	16,405	12,622
Net income available to common shareholders	$22,131	$22,314	$18,139	$17,270	$16,826	$44,445	$33,123

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$250,992	$2,320	3.71%	$318,318	$3,329	4.24%	$231,803	$2,848	4.93%
Investment securities	47,970	773	6.46	61,169	522	3.46	37,040	265	2.87
Total investments	298,962	3,093	4.15	379,487	3,851	4.12	268,843	3,113	4.64
Construction and development	58,374	1,059	7.28	43,100	794	7.47	28,283	580	8.23
Commercial real estate	1,454,209	29,466	8.13	1,290,296	29,836	9.38	807,897	17,612	8.74
Commercial and industrial	88,982	2,166	9.76	86,547	1,572	7.37	71,274	1,544	8.69
Residential real estate	2,395,849	34,610	5.79	2,619,786	34,922	5.41	2,242,456	31,137	5.57
Consumer and other	636	11	6.94	847	15	7.18	365	63	69.23
Gross loans(2)	3,998,050	67,312	6.75	4,040,576	67,139	6.74	3,150,275	50,936	6.49
Total earning assets	4,297,012	70,405	6.57	4,420,063	70,990	6.51	3,419,118	54,049	6.34
Noninterest-earning assets	230,581			202,774			199,302
Total assets	4,527,593			4,622,837			3,618,420
Interest-bearing liabilities:
NOW and savings deposits	278,175	1,579	2.28	272,645	1,552	2.31	162,810	1,089	2.68
Money market deposits	1,112,349	8,324	3.00	1,175,909	7,506	2.59	1,032,754	6,815	2.65
Time deposits	1,349,972	12,237	3.64	1,417,623	13,019	3.72	966,678	9,592	3.98
Total interest-bearing deposits	2,740,496	22,140	3.24	2,866,177	22,077	3.12	2,162,242	17,496	3.25
Borrowings	410,165	4,224	4.13	436,344	4,426	4.11	426,173	4,375	4.12
Total interest-bearing liabilities	3,150,661	26,364	3.36	3,302,521	26,503	3.25	2,588,415	21,871	3.39
Noninterest-bearing liabilities:
Noninterest-bearing deposits	779,925			774,905			529,130
Other noninterest-bearing liabilities	90,350			50,474			72,231
Total noninterest-bearing liabilities	870,275			825,379			601,361
Shareholders' equity	506,657			494,937			428,644
Total liabilities and shareholders' equity	$4,527,593			$4,622,837			$3,618,420
Net interest income		$44,041			$44,487			$32,178
Net interest spread			3.21			3.26			2.95
Net interest margin			4.11			4.08			3.77

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Six Months Ended
	June 30, 2026			June 30, 2025
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$284,469	$5,201	3.69%	$ $ 195,840	$4,946	5.09%
Investment securities	54,533	1,743	6.45	34,551	433	2.53
Total investments	339,002	6,944	4.13	230,391	5,379	4.71
Construction and development	50,779	1,853	7.36	25,816	1,060	8.28
Commercial real estate	1,373,705	59,302	8.71	793,968	33,769	8.58
Commercial and industrial	87,771	3,738	8.59	72,032	3,132	8.77
Residential real estate	2,507,199	69,530	5.59	2,275,082	63,123	5.60
Consumer and other	741	28	7.62	321	105	65.96
Gross loans(2)	4,020,195	134,451	6.74	3,167,219	101,189	6.44
Total earning assets	4,359,197	141,395	6.54	3,397,610	106,568	6.33
Noninterest-earning assets	97,725			198,293
Total assets	4,456,922			3,595,903
Interest-bearing liabilities:
NOW and savings deposits	275,425	3,131	2.29	158,300	2,040	2.60
Money market deposits	1,011,090	15,830	3.16	1,021,674	13,137	2.59
Time deposits	1,383,610	25,256	3.68	986,567	20,296	4.15
Total interest-bearing deposits	2,670,125	44,217	3.34	2,166,541	35,473	3.30
Borrowings	423,182	8,650	4.12	408,186	8,363	4.13
Total interest-bearing liabilities	3,093,307	52,867	3.45	2,574,727	43,836	3.43
Noninterest-bearing liabilities:
Noninterest-bearing deposits	777,429			524,155
Other noninterest-bearing liabilities	85,357			71,840
Total noninterest-bearing liabilities	862,786			595,995
Shareholders' equity	500,829			425,181
Total liabilities and shareholders' equity	$4,456,922			$3,595,903
Net interest income		$88,528			$62,732
Net interest spread			3.09			2.90
Net interest margin			4.10			3.72

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$69,348	1.7%	$52,452	1.3%	$41,797	1.0%	$32,415	1.1%	$30,149	1.0%
Commercial real estate	1,463,460	36.7	1,492,703	37.0	1,560,728	38.3	814,464	27.4	803,384	25.7
Commercial and industrial	84,999	2.1	91,877	2.3	96,360	2.4	69,430	2.3	73,832	2.3
Residential real estate	2,365,132	59.5	2,392,444	59.4	2,378,311	58.3	2,057,281	69.2	2,221,316	71.0
Consumer and other	600	—	643	—	627	—	325	—	200	—
Gross loans held for investment	$3,983,539	100.0%	$4,030,119	100.0%	$4,077,822	100.0%	$2,973,915	100.0%	$3,128,881	100.0%
Unearned income	(9,660)		(10,093)		(6,621)		(7,056)		(7,347)
Loan discounts	(17,560)		(18,912)		(19,804)		—		—
Allowance for credit losses	(25,818)		(26,700)		(27,843)		(17,940)		(18,748)
Net loans held for investment	$3,930,501		$3,974,414		$4,023,554		$2,948,919		$3,102,786

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025
Nonaccrual loans	$17,435	$16,824	$25,906	$13,032	$14,448
Past due loans 90 days or more and still accruing	—	17	—	—	—
Total non-performing loans	17,435	16,841	25,906	13,032	14,448
Other real estate owned	1,300	1,147	208	919	744
Total non-performing assets	$18,735	$17,988	$26,114	$13,951	$15,192

Nonperforming loans to gross loans held for investment	0.44%	0.42%	0.64	0.44%	0.46%
Nonperforming assets to total assets	0.41	0.38	0.55	0.38	0.42
Allowance for credit losses to non-performing loans	148.08	158.54	107.48	137.66	129.76

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025	2026	2025
Balance, beginning of period	$26,700	$27,843	$17,940	$18,748	$18,592	$18,744	$18,112
First IC Day 1 ACL balance	—	—	9,885	—	—	9,885	—
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(96)	185	(1)	110	62	170	(83)
Commercial and industrial	(3)	89	(5)	117	(2)	280	119
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	(99)	274	(6)	227	60	450	36
Provision (recovery) for loan losses	(981)	(869)	12	(581)	216	(336)	668
Balance, end of period	$25,818	$26,700	$27,843	$17,940	$18,748	$27,843	$18,744
Total loans at end of period(1)	$3,983,539	$4,030,119	$4,077,822	$2,973,915	$3,128,881	$4,077,822	$3,165,316
Average loans(1)	$3,997,375	$4,035,706	$3,441,913	$3,124,291	$3,130,515	$3,202,087	$3,125,389
Net charge-offs/(recoveries) to average loans	(0.01)%	0.03%	(0.00)%	0.03%	0.01%	0.01%	0.00%
Allowance for loan losses to total loans	0.65	0.66	0.68	0.60	0.60	0.68	0.59

(1)	Excludes loans held for sale.